EXHIBIT  23.4

March 20, 2014

CONSENT OF JAMES TURNER

United States Securities and Exchange Commission

Gentlemen:

I, James Turner, BSc (Hons) MSc CEng MIMMM, Senior Mineral Process Engineer, Micon International Ltd., hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-3 of Silver Wheaton Corp. of the information derived from the technical report dated March 19, 2013, which is entitled “Technical Report on the Mineral Reserves and Mineral Resources of the Salobo Copper-Gold Mine Carajas, Pará State, Brazil” (the “Technical Report”) and all other references to the Technical Report included or incorporated by reference in the registration statement on Form F-3 of Silver Wheaton Corp.

Yours truly,

/s/ James Turner
James Turner, BSc (Hons) MSc CEng MIMMM
Senior Mineral Process Engineer
Micon International Ltd.